Exhibit (a)(1)(iii)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

PLX TECHNOLOGY, INC.

at

$6.50 Per Share

Pursuant to the Offer to Purchase dated July 8, 2014

by

PLUTO MERGER SUB, INC.

a wholly owned subsidiary of

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

an indirect wholly owned subsidiary of

AVAGO TECHNOLOGIES LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 11, 2014,

(ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2014),

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 8, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Pluto Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Parent”), a Delaware corporation and an indirect wholly owned subsidiary of Avago Technologies Limited (“Avago”), a company organized under the laws of the Republic of Singapore, to act as the Dealer Manager in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PLX Technology, Inc. (the “Company” or “PLX”), a Delaware corporation, at a price per Share of $6.50 in cash (the “Offer Price”), without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the offer to purchase, dated July 8, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal are enclosed herewith and collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF PLX UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9; and

5. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 11, 2014 (one minute after 11:59 P.M., New York City time, on August 11, 2014), unless the Offer is extended or earlier terminated.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2014, by and among Parent, the Purchaser and the Company (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth Merger Agreement, the Purchaser and the Company have agreed to take all necessary and appropriate actions to cause the Purchaser to merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. The closing of the Merger will occur as promptly as practicable and in any event no later than the second business day after the conditions set forth in the Merger Agreement are satisfied or waived. If, after the consummation of the Offer, the Purchaser and any other subsidiary of Parent holds at least 90% of the outstanding Shares, the Purchaser and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable, without a meeting of the stockholders of the Company, in accordance with Section 253 of the General Corporation Law of the State of Delaware (“Delaware Law”). In the event that the Merger cannot be effected pursuant to Section 253 of Delaware Law, then, as promptly as practicable following the consummation of the Offer, each of the Purchaser and the Company will take all necessary and appropriate actions to cause the Merger to become effective, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of Delaware Law. In either case, if the aforementioned conditions are met and the Merger is effected pursuant to Section 253 or Section 251(h) of Delaware Law, the Merger will take place without a vote or any further action by the stockholders of the Company. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any withholding of taxes required by applicable law, except as provided in the Merger Agreement with respect to Shares owned by Parent, the Company or any of their direct or indirect wholly owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

After careful consideration, PLX’s Board of Directors has unanimously (i) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of PLX and its stockholders; and (iii) resolved to recommend that PLX’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

For Shares to be properly tendered pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, together with any share certificates and any other documents required to be delivered with such Letter of Transmittal or, (ii) in the case of book-entry transfer at DTC, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required, must be timely received by the Depositary. There is no procedure for guaranteed delivery in the Offer.

Neither the Purchaser, nor Parent nor Avago, will pay any fees or commissions to any broker or dealer or to any other person (other than to Computershare Trust Company, N.A. as depositary (the “Depositary”) and as tabulation agent (the “Tabulation Agent”), Georgeson Inc. (the “Information Agent”) and Barclays Capital Inc. (the “Dealer Manager”) as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at the Purchaser’s expense. Questions or requests for assistance may also be directed to the Dealer Manager at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Banks, Brokers and Stockholders

Call Toll-Free: (888) 610-5877

Very truly yours,

Barclays Capital Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, PARENT, AVAGO, THE COMPANY, THE DEPOSITARY, THE TABULATION AGENT, THE INFORMATION AGENT OR THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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